Exhibit 99.2

Third-Quarter 2006 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

The Oilfield Services pretax return on sales for the third quarter of 2006 was 28.2%, versus 27.2% in the previous quarter.

Q2)	What is the capex guidance for 2006?

Oilfield Services capex is expected to approach $2.0 billion for the full year 2006, an increase of 46% over 2005.

B)	WesternGeco

Q3)	What was the dollar amount of multiclient surveys capitalized in the quarter?

WesternGeco capitalized $51 million of multiclient surveys in the quarter.

Q4)	What multiclient sales were made in the quarter?

Multiclient sales, including transfer fees, reached $201 million in the quarter.

Q5)	What is the capex guidance for 2006?

WesternGeco capex is expected to reach $323 million in 2006—excluding $160 million of significantly pre-funded multiclient surveys—versus $205 million and $60 million respectively in 2005.

C)	Schlumberger Limited

Q6)	What were the Schlumberger pretax and after-tax returns-on-sales, before minority interest, for the third quarter of 2006?

The pretax return on sales from continuing operations, before charges and credits, was 26.6% for the third quarter—versus 25.3% in the second quarter.

The after-tax, return on sales from continuing operations, before minority interest and charges and credits, was 20.2% for the third quarter compared to 19.4% in the second quarter.

Q7)	What was stock-based compensation expense for the third quarter, and what is it estimated to be for the full year 2006?

The stock-based compensation expense for the third quarter—including the impact of the adoption of SFAS 123R—was $30 million, or $0.02 per share, versus $28 million in the second quarter.

Total stock-based compensation expense in 2006 is currently estimated to be approximately $114 million, or $0.09 per share, compared to $40 million in 2005. This increase reflects the full impact of the adoption of both SFAS 123 and SFAS 123R, as well as an increase in the fair value of stock-based awards due to the increase in the Schlumberger stock price.

Q8)	What was net debt† at the end of the quarter?

Net debt was $3.17 billion as of September 30, 2006, unchanged in comparison to the end of the second quarter. This figure includes $482 million for the stock buy-back program and $602 million in capital expenditure during the third quarter.

†	Net debt is gross debt less cash, short-term investments as well as fixed-income investments held to maturity.

Q9)	What is included in “Interest and Other Income”?

“Interest and Other Income” for the third quarter of 2006 consisted of the following:

Interest Income	$25 million
Equity in net earnings of affiliated companies	$46 million

$71 million

Q10)	How did interest income and interest expense change during the quarter?

Interest income of $25 million decreased $4.0 million sequentially, and $1.7 million compared to the same quarter last year. The average return of 5.1% increased 0.3% sequentially, and 1.7% year-on-year. The average investment balance of $2.0 billion decreased $487 million sequentially and by $1.16 billion compared to the same quarter last year.

Interest expense of $62 million increased $0.9 million sequentially and $11.7 million from the same quarter last year. The average borrowing rates of 4.7% were flat sequentially, and increased 0.2% over last year. The average debt balance of $5.2 billion decreased $71.6 million sequentially but increased $748 million compared to the same quarter last year.

Q11)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $6.5 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

Q12)	Why is there a difference between the Schlumberger pretax income, before charges, credits and interest, and the pretax income of the two business segments?

The $101 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on post-retirement benefits and stock-based compensation costs. It also includes approximately $9.3 million, or $0.01 per share, of costs associated with the relocation of the Schlumberger Corporate headquarters from New York to Houston.

Q13)	How does Schlumberger compute basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the sum of unvested restricted stock units and weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

The shares from the potential conversion of the convertible bonds amount to 38 million, and the interest expense on the convertible bonds was $7.2 million for the third quarter.

Q14)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 32.9% in the third quarter of 2006, versus 34.3% in the second quarter of 2006 and 26.3% in the third quarter of 2005.

†	ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

Q15)	What was the effective tax rate for the quarter?

The effective tax rate from continuing operations, before charges and credits, in the third quarter was 24.1% compared to 23.4% in the prior quarter and is expected to remain in the mid twenties next quarter.

##########

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under the SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts ) Second Quarter 2006
	Pretax	Tax	Min Int	Net	Diluted Earnings per Share
Income from Continuing Operations per Consolidated Statement of Income	$1,141.1	$278.4	$(5.8)	$856.9	$0.69
Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01
- Other in-process R&D charges	5.6	—	—	5.6	—

Income from Continuing Operations before charges & credits	$1,186.8	$278.1	$(9.0)	$899.7	$0.73

	Second Quarter 2006
Continuing operations	GAAP	Before Charges & Credits
Pretax return on sales	24.3%	25.3%
After tax before minority interest return on sales	18.4%	19.4%
Effective tax rate	24.4%	23.4%

There were no credits or charges during the third quarter of 2006.

##########

This document, the third quarter 2006 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock buy-back program; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our third quarter 2006 earnings release, our most recent Form10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.